EXHIBIT 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.

VENROCK ASSOCIATES,
      by a General Partner
VENROCK ASSOCIATES II, L.P.,
      by a General Partner
VENROCK ASSOCIATES III, L.P.,
      by its General Partner, Venrock Management III LLC
VENROCK ENTREPRENEURS FUND, L.P.,
      by its General Partner, Venrock Management LLC

By:	/s/ Anthony B. Evnin
As a General Partner or Member

Dated: November 25, 2002

Page 22 of 22 pages